                    SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934
                       (Amendment No.   )

Filed by the Registrant  X

Filed by a party other than the Registrant

Check the appropriate box:

---  Preliminary Proxy Statement

--- Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

 X   Definitive Proxy Statement

---  Definitive Additional Materials

---   Soliciting  Material  Pursuant to Section  240.14a-11(c)  or
      Section 240.14a-12


                     WILLBROS GROUP, INC.
------------------------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

                      Not Applicable

------------------------------------------------------------------
(Name  of Person(s) Filing Proxy Statement if other than the
                         Registrant)

Payment of Filing Fee (Check the appropriate box):
X    No fee required.

--- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

          --------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

          --------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------

     (5)  Total fee paid:
                         -----------------------------------------

---  Fee paid previously with preliminary materials.

--- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid: --------------------------------
     (2)  Form, Schedule or Registration Statement No.: ----------
     (3)  Filing Party: ------------------------------------------
     (4)  Date Filed: --------------------------------------------

[LOGO]                WILLBROS GROUP, INC.
                     Dresdner Bank Building
                     50th Street, 8th Floor
                        P.O. Box 850048
                  Panama 5, Republic of Panama

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held May 4, 1998

To the Stockholders of
WILLBROS GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), will be held at The Bristol Hotel, Avenida Aquilino De La Guardia, Panama City, Panama, on Monday, May 4, 1998, at 9:00 a.m., local time, for the following purposes:

       1. To elect two directors of the Company to Class II for three-year terms;

       2. To consider and act upon a proposal that adopts procedural improvements to Panama corporate law and approves a Certificate of Amendment to the Company's Restated Articles of Incorporation to effect certain of these improvements;

       3. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick as the independent auditors of the Company for 1998; and

       4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 27, 1998, as the record date for the meeting, and only holders of the Company's Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                 By Order of the Board of Directors,



                                 John N. Hove
                                 Secretary

Panama City, Panama
March 31, 1998



      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

[LOGO]                WILLBROS GROUP, INC.
                     Dresdner Bank Building
                     50th Street, 8th Floor
                        P.O. Box 850048
                  Panama 5, Republic of Panama

                        PROXY STATEMENT
               FOR ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held May 4, 1998


             SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Republic of Panama corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 4, 1998, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy were first sent on or about March 31, 1998, to stockholders of record on March 27, 1998.

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted "FOR" (a) the election of all of the nominees for directors listed below, (b) the adoption of procedural improvements to Panama corporate law and approval of a Certificate of Amendment to the Company's Restated Articles of Incorporation to effect certain of these improvements, and (c) the ratification of the appointment of the independent auditors. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

     The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

                 STOCKHOLDERS ENTITLED TO VOTE


      Stockholders of record at the close of business on March 27, 1998 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 15,005,280 shares of Common Stock, par value $.05 per share of the Company (the "Common Stock"). Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent auditors. With regard to the adoption of the procedural improvements to Panama corporate law and the approval of the Certificate of Amendment to the Company's Restated Articles of Incorporation, a broker non-vote will have the effect of a negative vote.

                          PROPOSAL ONE

                     ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of the Company (the "Charter") provides that the Board of Directors of the Company (the "Board of Directors") shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at nine. The Board of Directors is divided into three approximately equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class II directors will expire at the Annual Meeting. The terms of the current Class III directors and the current Class I directors will expire at the annual meetings of stockholders to be held in 1999 and 2000, respectively.


      In accordance with the recommendation of the Nominating Committee, the Board of Directors has nominated Michael J. Pink and John H. Williams for election as Class II directors. Messrs. Pink and Williams, who currently serve as Class II directors and whose terms expire at the Annual Meeting, are standing for re-election as Class II directors for terms expiring at the annual meeting of stockholders in 2001. Bryan H. Lawrence, who currently serves as a Class II director and whose term also expires at the Annual Meeting, has elected not to seek re-election as a director. The Board position being vacated by Mr. Lawrence is not being filled at the Annual Meeting. The Charter provides that any Board vacancies may be filled by the affirmative vote of a majority of the remaining directors. The Nominating Committee and the Board of Directors have not yet identified anyone to fill the vacancy. Accordingly, the accompanying proxy solicits your vote for only two directors. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless other-wise instructed in the proxy, for the election of Messrs. Pink and Williams. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote "FOR" each of the following nominees for directors.

Nominees for Directors

                            Class II
                    (Term Expires May 2001)


     Michael J. Pink, age 60, has been a Director of the Company since October 1996. Since 1997 he has worked closely with Sidanco, a major Russian integrated oil company, as an advisor for operations. He also served as First Vice President of Sidanco from August 1997 to March 1998. From May 1994 through December 1996, Mr. Pink served as Group Managing Director of Enterprise Oil plc, an independent oil exploration and production company. Prior to that time, Mr. Pink spent 30 years with the Royal Dutch/Shell Group at various locations in Europe, the United States, Africa and the Middle East. We went to work for Shell as a petroleum engineer and held a variety of senior technical and management positions, including Chief Petroleum Engineer for Shell Deepwater Drilling Company, Operations Manager for Shell's Eastern Division operations in Nigeria, Head of Production Geology for Shell Internationale Petroleum in The Hague, Managing Director of Petroleum Development Oman, Shell's affiliate in Oman, and finally, Director of Exploration and Production for Shell Internationale Petroleum in The Hague. Mr. Pink retired from Shell in 1994.

     John H. Williams, age 79, has been a Director of the Company since October 1996. Mr. Williams is engaged in personal investments. He was Chairman of the Board and Chief Executive Officer of The Williams Companies, Inc. ("Williams"), a major United States energy, communications and interstate transporter of natural gas and petroleum products company, prior to retiring at the end of 1978. Mr. Williams spent three decades building the Willbros business before it was sold by Williams in 1975.
Mr. Williams is also a director of Apco Argentina Inc., Unit Corporation and Westwood Corp. and is an honorary member of the Board of Directors of Williams.


      One Board position in Class II will be vacant following the Annual Meeting.


Directors Continuing in Office

                           Class III
                    (Term Expires May 1999)

     Larry J. Bump, age 58, joined Willbros in 1977 as President and Chief Operating Officer and was elected to the Board of Directors. He was named Chief Executive Officer in 1980 and elected Chairman of the Board of Directors in 1981. He has over 34 years of international experience in pipeline construction and contracting industries, all of which were in management positions.


     Guy E. Waldvogel, age 61, has been a Director of Willbros since 1990. He has been a director and Chief Financial Officer of Heerema Holding Construction, Inc., a major marine engineering, fabrication and installation contractor in Geneva, Switzerland, for more than five years. He was formerly Senior Executive Vice President of Societe Generale de Surveillance, a leading inter-national cargo inspection firm. Mr. Waldvogel also serves as a director of Bank Julius Baer (a Swiss public company).

     One Board position in Class III is currently vacant.

                            Class I
                    (Term Expires May 2000)

     Melvin F. Spreitzer, age 59, joined Willbros in 1974 as Controller and was elected Vice President of Finance in 1978. He was elected Executive Vice President, Chief Financial Officer and Treasurer in 1987, and a Director in 1992. He was also Secretary from 1987 to 1996. He has over 22 years of corporate finance experience and is responsible for all aspects of financial management of the Company.

     M. Kieth Phillips, age 55, joined Willbros in 1978 as Vice President. He was elected Vice President of Willbros International, Inc. ("WII") in 1979 and was promoted to Senior Vice President of WII in 1980, Executive Vice President of WII in 1983 and President of WII in 1988. Most of his more than 30 years of experience in the pipeline construction industry has been international and in management positions. Mr. Phillips has been a Director of the Company since May 1997.

     Peter A. Leidel, age 41, has been a Director of the Company since 1992. He is a founder and a senior manager of Yorktown Partners LLC which manages certain investment partnerships. From 1983 to September 1997, he was employed by Dillon, Read & Co. Inc., an investment banking firm, serving most recently as a Senior Vice President. Mr. Leidel also serves as a director of Cornell Corrections, Inc.
                              -3-

Compensation of Directors

     Employee directors receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $18,000 plus a fee of $1,000 per meeting for attending meetings of the Board of Directors and any committee thereof. Non-employee directors also automatically receive non-qualified stock options under the Willbros Group, Inc. Director Stock Plan (the "Director Plan"). Under the Director Plan, an initial option to purchase up to 5,000 shares of Common Stock is granted to each new non-employee director on the date such director is elected or appointed to the Board of Directors. Each non-employee director also receives annually an option to purchase 1,000 shares of Common Stock on the annual anniversary of the date on which such director received an initial option and on each succeeding annual anniversary of such date during the period of such director's incumbency. The option exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. A total of 125,000 shares of Common Stock is available for issuance under the Director Plan. During fiscal 1997, Messrs. Lawrence, Leidel and Waldvogel were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $18.63 per share and Messrs. Pink and Williams were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $19.44 per share. No options have been exercised under the Director Plan. All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

Meetings and Committees of the Board of Directors

     During 1997, the Board of Directors held four meetings. Each director was present at 75 percent or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 1997. The Board of Directors has a standing Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Stock Plan Committee.

     The Executive Committee is composed of Messrs. Bump (Chairman), Spreitzer, Lawrence and Williams. The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except with respect to a limited number of matters which include changing the size of the Board of Directors, filling vacancies on the Board of Directors, amending the By-laws of the Company, disposing of all or substantially all of the assets of the Company and recommending to the stockholders of the Company an amendment to the Articles of Incorporation of the Company or a merger or consolidation involving the Company. The Executive Committee held two meetings during 1997.

     The Audit Committee is composed of Messrs. Leidel (Chairman) and Waldvogel, each of whom is a non-employee director of the Company. The Audit Committee recommends to the full Board of Directors the firm to be appointed each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has the responsibility to (a) review the scope and results of the audit with the independent auditors, (b) review with management and the independent auditors the Company's interim and year-end financial condition and results of operations,
(c) consider the adequacy of the internal accounting, bookkeeping and other control procedures of the Company, and (d) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence. The Audit Committee also reviews at least once each year, the terms of all material transactions and arrangements, if any, between the Company and its directors, officers and affiliates. The Audit Committee held three meetings during 1997.

     The Nominating Committee is composed of Messrs. Williams
(Chairman) and Pink, each of whom is a non-employee director of the Company. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. Additionally, the

Nominating Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors. Qualifications considered by the Nominating Committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business and the ability to serve the interests of all stockholders. The Nominating Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Company's Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee's written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. The
Company expects that the annual meeting of stockholders to be held each year will be during the first week of May. The Nominating
Committee met once during 1997.

     The Compensation Committee is composed of Messrs. Waldvogel (Chairman), Spreitzer and Williams. The Compensation Committee reviews and takes final action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for the officers of the Company and its subsidiaries. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held two meetings during 1997.

     The Stock Plan Committee is composed of Messrs. Waldvogel (Chairman) and Williams, each of whom is a non-employee director of the Company. The Stock Plan Committee administers the Willbros Group, Inc. 1996 Stock Plan (the "Company's 1996 Stock Plan").
The Stock Plan Committee held two meetings during 1997.

                          PROPOSAL TWO

             ADOPTION OF PROCEDURAL IMPROVEMENTS TO
       PANAMA CORPORATE LAW AND APPROVAL OF A CERTIFICATE
        OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
      THE COMPANY TO EFFECT CERTAIN OF THESE IMPROVEMENTS

General

      The Republic of Panama has adopted Decree Law No. 5 of July 2, 1997 (the "Decree"), which provides for certain procedural improvements to the corporate laws of the Republic of Panama. The Decree provides a number of significant benefits for Panama corporations, including among others (a) the redomiciliation of a Panama corporation may be made to another jurisdiction accepting redomiciliation, (b) the meetings of a corporation's board of directors may be held by telephone conference or any other means of electronic communication, (c) a corporation's board of directors may adopt resolutions by written consent, and (d) the maintenance of a corporation's corporate books may be made by any electronic, optical or magnetic means. The Company, as a Panama corporation, will benefit from the passage of the Decree if the stockholders of the Company adopt a resolution electing that the Company be governed by the provisions of the Decree and such resolution is recorded in the Public Registry Office of the Republic of Panama.

     The Board of Directors has approved and recommends that the stockholders of the Company approve a proposal (the "Proposal") that adopts the Decree and approves an amendment to the Company's Charter to effect certain provisions of the Decree as discussed below. The Board of Directors believes that the adoption of the Proposal will provide several advantages to the Company and its stockholders as discussed below. A number of the provisions of the Decree apply only to corporations that engage in business as merchants in Panama. Since the Company does not engage in business as a merchant in Panama, the following summary includes only the material features of the Decree that are relevant to the Company's operations. Such summary, however, is not a substitute for a review of the entire Decree, an English translation of which is set forth as Exhibit A hereto. Such summary is qualified in its entirety by reference to the Decree.

Reasons for Adopting, and Summary of, the Decree

      Change of Domicile. The Decree permits a Panama corporation to more easily change its domicile to any jurisdiction accepting redomiciliation. Under the Company's current Charter, if the Company decided in the future to change its domicile for tax, political or other reasons, it would likely be necessary to sell or transfer its assets and/or to dissolve the Company and/or to merge with a foreign corporation. Such transactions are inconvenient, costly and would likely require specific approval from the stockholders of the Company. In connection with the adoption of the Decree, the Board of Directors proposes that a Certificate of Amendment to the Company's Charter, which is set forth as Exhibit B hereto (the "Certificate of Amendment"), be approved by the stockholders of the Company. The Certificate of Amendment would amend the Charter to enable the Company, without further stockholder approval, to change its domicile and continue its existence under the laws of another country at any time that the Board of Directors considered it to be in the best interests of the Company. The approval of the Proposal would give the Company greater flexibility to respond to future developments without the costs and delays associated with the need to sell or transfer assets, dissolve the Company or merge with another corporation. The ability to change domicile, as the Board of Directors determines to be in the Company's best interests, would also permit the Company to avoid the delays, uncertainties and extra expenses which would be incurred in holding a special meeting of stockholders solely to obtain approval for a change in domicile. As of the date on which this Proxy Statement is being mailed, there are no plans under consideration for the redomiciliation of the Company.

     Sale of Assets. Under the Decree, the disposal or encumbrance of corporate assets may be made by the subscribers, partners, stockholders, administrators, directors, attorneys in fact or liquidators of a Panama corporation, as provided in the corporation's articles of incorporation, or if not so provided, as in accordance with the corporate laws of Panama. The Certificate of Amendment would also amend the Charter to clarify that under the Decree, only a sale of all or substantially all of the assets of the Company would require approval from the Company's stockholders. As of the date on which this Proxy Statement is being mailed, there are no plans under consideration for any material sale of assets of the Company. If in the future there are any potential sales of assets which require stockholder approval, such approval will be sought at the appropriate time.

     Meetings by Telephone Conference; Action by Written Consent. The Decree enacts more modern provisions regarding the functioning of the boards of directors of Panama corporations. Until the passage of the Decree, it was not clear whether Panama corporations, such as the Company, could conduct board of directors meetings by telephone or adopt resolutions by written consent of the directors. The Decree allows meetings of the board of directors to be held via telephone conference, facsimile transmission or any other electronic means of communication in which the participants are in direct communication. The Decree also allows resolutions of the board of directors to be adopted by the written consents of the directors in lieu of holding a meeting. With respect to the Company, matters sometimes arise between scheduled Board meetings that require action by the Board of Directors. The Board of Directors believes that the adoption of the Decree to permit telephonic Board meetings and actions by written consent of the Directors would greatly facilitate and expedite Board actions regarding important matters arising between scheduled Board meetings.

     Corporate Records. Under the Decree, a Panama corporation is no longer required to have its minute book or its stock register book countersigned by a Panama Circuit Court or to complete such records in long hand. Upon adoption of the Decree by the Company's stockholders, the Company would be allowed to maintain its corporate records by any manual, electronic or other means, provided that such means must ensure accuracy and must be convertible into printed material.

     Powers of Attorney. The Decree provides that general or limited powers of attorney shall be deemed effective against third parties when they have been granted in the form of a notarial instrument or when the signature of the grantor has been recognized before a Notary Public, without having to record the instrument in the Public Registry Office in the Republic of Panama.

     General Pledge of Assets. Under the Decree, a Panama corporation may grant a general pledge over its assets located outside of Panama. Such pledge would have priority over all other credits except those affecting specific assets. In order to enjoy priority over all other unsecured credits, the general pledge of assets must be recorded in the Public Registry Office of the Republic of Panama.

     Corporate Entities. The Decree allows two or more natural persons or corporate entities to form a company of any kind to serve as a stockholder, director, officer, administrator, attorney in fact or liquidator of a Panama corporation.


     Recordation of Financial Statements. At the option of the corporation, a Panama corporation may file its financial statements as a matter of public record with the Public Registry Office of the Republic of Panama if such financial statements have been approved by the corporation's board of directors or stockholders and have been countersigned by a certified public accountant.

     The Company believes that the above-described features of the Decree provide significant benefits to the Company and constitute the main reasons for the adoption of the Decree. The Decree also contains a number of other provisions that either do not apply or are of lesser importance to the Company. For a more complete description of the provisions of the Decree, reference is made to the full text of the Decree, an English translation of which is attached as Exhibit A hereto.

Vote Required and Effective Date

     The Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. If approved by the stockholders, the Proposal will become effective upon filing the Certificate of Amendment and the resolutions adopting the Decree with the Public Registry Office of the Republic of Panama, which will occur as soon as reasonably practicable.

     The Board of Directors recommends a vote "FOR" approval of the Proposal.

                         PROPOSAL THREE

      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick as the independent auditors of the Company for the fiscal year ending December 31, 1998. KPMG Peat Marwick have been the independent auditors of Willbros since 1987. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of KPMG Peat Marwick as the Company's independent auditors. If the stockholders do not ratify the appointment of KPMG Peat Marwick, the Board of Directors will reconsider the appointment.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote "FOR" the ratification of KPMG Peat Marwick as the Company's independent auditors for 1998.

     A representative of KPMG Peat Marwick will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                   PRINCIPAL STOCKHOLDERS AND
                SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1998, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                             Shares
                                          Beneficially    Percentage
Name of Owner or Identity of Group           Owned        of Class(1)
----------------------------------        ------------    ----------

Larry J. Bump (2)                         1,095,276  (3)       7.3%
Royce & Associates, Inc. (4)                885,300            5.9
Putnam Investments, Inc. (5)                792,300            5.3
Melvin F. Spreitzer                         306,424  (6)       2.0
M. Kieth Phillips                           303,550  (7)       2.0
Bryan H. Lawrence (8)                        10,000  (9)        *
Guy E. Waldvogel                             10,000 (10)        *
Peter A. Liedel                              11,000 (11)        *
Michael J. Pink                               6,000 (12)        *
John H. Williams                             11,000 (13)        *
James R. Beasley                            115,750 (14)        *
Gary L. Bracken                             307,117 (15)       2.0
All executive officers and directors
as a group (9 people) (16)                1,869,000           12.2


-------------------------
  *  Less than 1%.

(1) Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within 60 days of March 1, 1998, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2) The stockholder's address is 2431 East 61st Street, Suite 700, Tulsa, Oklahoma 74136-1267.

(3) Includes (a) 420,000 shares held in a family limited partnership in which Mr. Bump is the sole general partner,
     (b) 77,500 shares subject to stock options which are currently exercisable at an average exercise price of $9.86 per share, and (c) 10,186 shares held in the Willbros Employees' 401(k) Investment Plan (the "401(k) Plan") for the account of Mr. Bump.
(4) Information relating to the stockholder is as of December 31, 1997, and is based on the stockholder's Schedule 13G dated February 5, 1998, which was filed on behalf of Royce & Associates, Inc. ("Royce"),

     Royce Management Company ("RMC") and Charles M. Royce.   Each of
     Royce and RMC are registered investment advisers. Mr. Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own the shares of Common
     Stock owned by Royce and RMC. Mr. Royce does not own any shares of Common Stock outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC. Royce's address is 1414 Avenue of the Americas, New York, New York 10019.
(5) Information relating to the stockholder is as of December 31, 1997, and is based on the stockholder's Schedule 13G dated
     January 16, 1998, which was filed by Putnam Investments, Inc.
     ("PI") on behalf of itself and Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investment Management, Inc. ("PIM") and The
     Putnam Advisory Company, Inc.("PAC"). PI, which is a wholly-owned subsidiary of MMC, wholly owns PIM and PAC, which are both registered investment advisers. The shares of Common Stock shown above represent 662,200 shares beneficially owned by PIM and 130,100 shares beneficially owned by PAC. Both PIM and PAC share dispository power over the respective shares as investment managers; however, each of the funds' trustees has the voting power over the shares held in their respective fund, except PAC shares voting power over 73,800 shares held by institutional clients. MMC and PI disclaim beneficial ownership of the shares held by PIM and PAC and further state that neither of them have any power to vote or dispose of such shares of Common Stock. The address of PI, PIM and PAC is One Post Office Square, Boston, Massachusetts
     02109.  The address of MMC is 1166 Avenue of the Americas, New
     York, New York 10036.
(6)  Includes (a) 25,000 shares held in a trust, of which Mr.
     Spreitzer's wife is trustee, (b) 40,000 shares held in a family limited partnership in which Mr. Spreitzer is the sole general partner, (c) 48,250 shares subject to stock options which are currently exercisable at an average exercise price of $10.03 per share, and (d) 174 shares held in the 401(k) Plan and allocated to the account of Mr. Spreitzer.
(7) Includes (a) 132,360 shares held in a family limited partnership in which Mr. Phillips is the sole general partner, and (b) 48,250 shares subject to stock options which are currently exercisable at an average exercise price of $10.03 per share.
(8) Does not include 18,610 shares of Common Stock held by SBC Warburg Dillon Read Inc. for Mr. Lawrence. Mr. Lawrence does not have voting or investment power with respect to such shares.
(9) Represents 10,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.86 per share. Does not include 4,000 shares owned by Mr. Lawrence's wife. Mr. Lawrence disclaims beneficial ownership over such shares.
(10) Represents 10,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.86 per share.
(11) Includes (a) 10,000 shares subject to stock options which are currently exercisable at an average exercise price of $10.86 per share, and (b) 1,000 shares held by Mr. Leidel as custodian for his son.
(12) Represents 6,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 1, 1998, at an average exercise price of $10.85 per share.
(13) Includes 6,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of March 1, 1998, at an average exercise price of $10.85 per share. Does not include 2,000 shares owned by Mr. Williams' wife. Mr. Williams disclaims beneficial ownership over such shares.
(14) Includes (a) 46,490 shares held in a trust, of which Mr. Beasley's wife is trustee, and (b) 48,250 shares subject to stock options which are currently exercisable at an average exercise price of $10.03 per share.

(15) Includes (a) 32,100 shares held in a family limited partnership in which Mr. Bracken is the sole general partner,
     (b) 50,000 shares subject to stock options which are currently exercisable or exercisable within 60 days of December 31, 1997, at an average exercise price of $9.04 per share, and
     (c) 17 shares held in the 401(k) Plan and allocated to the account of Mr. Bracken. Information relating to Mr. Bracken is as of December 31, 1997.
(16) For specific information regarding each of the individuals, see footnotes (3) and (6) through (14) above.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain information with respect to the compensation of the Company's Chief Executive Officer, each of the Company's other executive officers and a former executive officer of the Company, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years.

                                      Annual Compensation
                               ------------------------------------

                                                        Other Annual
       Name and                        Salary    Bonus  Compensation
  Principal Position           Year     ($)     ($)(1)      ($)(2)
----------------------------   ----   ------    -------   ---------

Larry J. Bump                  1997   350,500    63,791          77
  Chairman, President and      1996   337,000         -     149,013
  Chief Executive Officer      1995   328,000   530,343      38,100

Gary L. Bracken                1997   223,263    40,950          46
  Former President and Chief   1996   203,000         -      37,951
  Operating Officer            1995   197,000   318,529      11,430

M. Kieth Phillips              1997   211,100   105,550          46
  President of Willbros        1996   203,000         -      37,951
  International, Inc.          1995   197,000   318,529      11,430

Melvin F. Spreitzer            1997   208,000   104,000          41
  Executive Vice President     1996   200,000         -      37,896
  and Chief Financial Officer  1995   175,500   283,766      11,430

James R. Beasley               1997   145,367    87,360           -
  President of Willbros        1996   140,000         -      13,631
  Engineers, Inc.              1995   129,000    83,063       5,715

                                   Long-Term Compensation
                            -------------------------------------
                                     Awards             Payouts
                            -----------------------    ----------
                                            Securities
                                              Under-                 All
                                 Restricted   lying     Long-Term   Other
                                   Stock     Options/  Incentive   Compen-
     Name and                     Award(s)     SARs     Payouts     sation
Principal Position          Year    ($)      (#)(3)       ($)        ($)
-------------------------   ----  -------   -------    ----------  --------


Larry J. Bump                 1997     -         -         -       6,400 (4)
  Chairman, President and     1996     -   158,010         -       7,632
  Chief Executive Officer     1995     -    30,000         -       6,000

Gary L. Bracken               1997     -         -         -       9,900 (4)
  Former President and Chief  1996     -    71,000         -      10,480
  Operating Officer           1995     -     9,000         -       9,500

M. Kieth Phillips             1997     -         -         -       9,900 (4)
  President of Willbros       1996     -    71,000         -      10,480
  International, Inc.         1995     -     9,000         -       9,500

Melvin F. Spreitzer           1997     -         -         -       9,900 (4)
  Executive Vice President    1996     -    71,000         -      10,373
  and Chief Financial Officer 1995     -     9,000         -       9,500

James R. Beasley              1997     -         -         -       9,900 (4)
  President of Willbros       1996     -    59,000         -       9,500
  Engineers, Inc.             1995     -     4,500         -       9,500

------------------------------------

(1) Consists of compensation paid under management incentive compensation plans and as discretionary bonuses.

(2) Consists of (a) the realizable value (on the date of exercise) of shares of stock purchased upon exercise of non-qualified stock options due to exercise price being below fair market value on the date of grant, and (b) that portion of interest paid, if any, on deferred compensation above 120 percent of the applicable federal rate. Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(3)  Consists solely of options to acquire shares of stock.

(4)  Consists of Company contributions to the Company's
     (i) Investment Plan in the amount of $6,400 each for Messrs. Bump, Bracken, Phillips, Spreitzer and Beasley, and
     (ii) Executive Life Plan in the amount of $3,500 each for Messrs. Bracken, Phillips, Spreitzer and Beasley.

Option/SAR Grants In Last Fiscal Year

   There were no options granted to the named executive officers of the Company during fiscal 1997. The Company has never granted any stock appreciation rights.

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

   The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 1997, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.

                                           Number              Value of
                                       of Securities          Unexercised
                                        Underlying            In-the-Money
                                        Unexercised           Options/SARs
                Shares                  Options/SARs            at FY-End
               Acquired                 at FY-End(#)            ($)(1)(2)
                  on      Value    --------------------    -----------------
               Exercise  Realized   Exer-       Unexer-     Exer-    Unexer-
Name              (#)     ($)(1)   cisable      cisable    cisable   cisable
---------      --------  -------   ------      --------    -------   ------
Larry J. Bump          -       -    55,000       20,000    338,994   117,400
Gary L. Bracken        -       -    30,000       20,000    180,712   117,400
M. Kieth Phillips      -       -    30,000       20,000    180,712   117,400
Melvin F. Spreitzer    -       -    30,000       20,000    180,712   117,400
James R. Beasley       -       -    30,000       20,000    180,712   117,400

---------

(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

(2)  The closing price for the Common Stock on the New York
     Stock Exchange on December 31, 1997, the last trading day of the fiscal year, was $15.00.


                       Pension Plan Table

   The following table sets forth estimated annual lifetime
retirement benefits payable to eligible employees (including the persons named in the Summary Compensation Table) under the
Company's   qualified   retirement   and   non-qualified   benefit
restoration plans in the specified compensation and years of service classifications following retirement at age 65.

                   Estimated Annual Lifetime Retirement Benefits for
Average                       Years of Service Indicated
Annual            ----------------------------------------------------
Earnings          15 Years   20 Years   25 Years   30 Years   35 Years
--------          --------   --------   --------   --------   --------

$125,000           $ 33,574   $ 44,703   $ 55,926   $ 67,055  $  78,278
 150,000             40,899     54,453     68,126     81,680     95,353
 175,000             48,224     64,203     80,326     96,305    112,428
 200,000             55,549     73,953     92,526    110,930    129,503
 300,000             84,849    112,953    141,326    169,430    197,803
 400,000            114,149    151,953    190,126    227,930    266,103
 600,000            172,749    229,953    287,726    344,930    402,703

The years of credited service for the persons named in the Summary Compensation Table as of December 31, 1997, are: Larry J. Bump, 20 years; Gary L. Bracken, 22 years; M. Kieth Phillips, 19 years; Melvin F. Spreitzer, 23 years; and James R. Beasley, 16 years. Amounts shown in the Pension Plan Table are straight life annuities for years of service classifications listed. The Pension Plan is an "excess" plan and is not offset by receipt of Social Security benefits or any other amounts.

   The Company maintains a contributory retirement plan for all eligible employees (excluding nonresident aliens, union members, and certain temporary and contract employees). Participants who retire at age 65 are entitled to receive retirement benefits determined on the basis of a formula reflecting years of credited service multiplied by a percentage of the final average salary. The final average salary is derived from base salary and annual bonus received in the highest-paid five consecutive years during the participant's total years of service with the Company.

   Benefits are nonforfeitable when a participant completes five years of vesting service. Benefits may commence when a participant reaches the later of Normal Retirement Date (age 65) or the five-year anniversary of the participation date. Reduced benefits may commence upon a participant's attaining age 55 and five years of participation. Multiple joint and survivor benefit options are available to married participants.

   Contributions are made by the Company based on the actuarially determined cost of accrued retirement benefits, subject to statutory limits. Employee contributions are 2 percent of compensation up to the limit imposed under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"). Employee contributions and interest may be distributed upon the participant's request at termination or retirement, resulting in a reduced annuity for vested participants.

   In addition to the qualified retirement plan, the Company maintains an Executive Benefit Restoration Plan ("EBRP") to partially restore retirement benefits to its top four officers. Benefit reductions resulting from statutory limits will be partially replaced in the form of a lump sum benefit, according to the plan, which limits the amount of compensation to be used in calculating the restoration benefit to 150 percent of the participant's base salary. The Company makes an annual, actuarially calculated contribution to an irrevocable trust for future distributions from the EBRP.

Employment Agreements, Termination of Employment and Change in Control Arrangements

   The Company has employment agreements with all of the executive officers of the Company.

   Effective January 1, 1996, the Company entered into Employment Agreements with Messrs. Bump, Bracken, Spreitzer and Phillips, which remain in effect until December 31, 1998, except for Mr. Bracken's which was terminated effective February 20, 1998, as discussed below. Effective January 1, 1997, the Company entered into an Employment Agreement with Mr. Beasley which will also remain in effect until December 31, 1998. Each year, each executive officer receives an annual base salary equal to his total annual base salary in effect at the beginning of that year, which may be increased, but not decreased. Each agreement provides for salary adjustments for cost of living increases; the payment of bonuses at the discretion of the Board of Directors; and (except for Mr. Beasley) the eligibility to participate during calendar years 1996 through 1998 in the Willbros USA, Inc. Management Incentive Plan, dated January 1, 1996 (the "Incentive Plan"). Mr. Beasley is eligible to participate during calendar years 1997 and 1998 in the Willbros Engineers, Inc. Management Incentive Plan dated January 1, 1996. Each agreement contains a confidentiality provision which will be in effect for two years after termination of the employee's employment, as well as a non-competition provision with which the employee's employer has the right to require compliance for two years from the date of termination of employment or retirement. Each agreement also contains change of control provisions whereby, if the employee's employment is terminated for any reason within 12 months after the occurrence of a change of control of the Company or if following a change of control of the Company the employee's employment is not continued upon expiration of the current employment agreement term, such employee will be entitled to elect to receive a severance payment equal to the sum of (a) three times his base salary then in effect, (b) three times the average incentive payment earned for the three years preceding the termination of employment, (c) an early retirement discount reduction, and (d) a tax recovery payment.

   Effective November 5, 1997, Gary L. Bracken's active service with the Company ceased upon his resignation from the offices of President, Chief Operating Officer and Director of the Company. Mr. Bracken's employment continued until February 20, 1998, at which time Willbros USA, Inc. ("Willbros USA") entered into a Separation Agreement with Mr. Bracken under which Mr. Bracken retired from employment with Willbros USA and all affiliated companies. Pursuant to such Separation Agreement, Willbros USA made a lump sum payment to Mr. Bracken in the amount of $719,090 (including a 1997 management incentive compensation plan payment of $40,950) and agreed to pay Mr. Bracken an amount equal to the incentive bonus, if any, that would have been payable to him under the Incentive Plan had Mr. Bracken continued as an Incentive Plan participant through the end of calendar year 1998. In connection with Mr. Bracken's retirement, the exercise date of certain stock options previously awarded to Mr. Bracken was accelerated.

   All outstanding awards under the Company's 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a Change in Control of the Company, as defined in such Plan.

Report on Executive Compensation

   The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administering the Company's executive officer salary and annual incentive compensation programs. The Stock Plan Committee of the Board of Directors (the "Stock Plan Committee") is responsible for administering the Company's 1996 Stock Plan. The majority of the Compensation Committee members and all of the Stock Plan Committee members are non-employee directors who are not eligible to participate in any of the Company's executive employee compensation programs. The Committees have access to independent compensation consultants and data.

   Executive Compensation Philosophy

   The Company's executive officer compensation program is designed to meet the following objectives:

             To connect the interests of the executive officers with Company performance and the interests of stockholders;

             To attract, retain and motivate executive employee talent;

             To assure that a portion of each executive officer's total compensation is dependent upon the appreciation of the Company's Common Stock; and

             To provide a balanced total compensation package that recognizes the individual contributions of each executive officer and the overall business performance of the Company.

These objectives are met through a program comprised of base salary, incentive compensation plans tied to annual operating performance levels, and long-term incentive opportunities primarily in the form of stock-based awards. Compensation decisions under the executive employee compensation program with respect to the Company's executive officers are made by the Compensation Committee and ratified by the full Board of Directors. Each of the Company's executive officers has an employment contract which establishes incentive compensation terms and minimum base salary.

     Executive Compensation Program

     The Compensation Committee conducts a full review of the Company's executive compensation program each year. This annual review includes analyzing survey data comparing the competitiveness of the Company's executive compensation to that of companies in similar lines of business or of comparable size and scope of operations. The Committee also considers compensation data compiled from surveys of a broader group of general industry companies supplied by nationally known compensation consulting firms.

     Base Salary. Each year the Compensation Committee considers base salary adjustments for each of the Company's executive officers, including a cost-of-living adjustment when appropriate. The employment agreements with the Company's executive officers specify that annual base salary percentage increases must be at least equal to the percentage increase in the published Consumer Price Index during the preceding calendar year.

     Annual Incentive Program. The Company's executive officers are eligible for annual cash incentive awards under Incentive Plans administered by the Compensation Committee. Each executive officer is eligible to earn an individual award expressed as a percentage of base salary. Executive officer incentive award opportunities vary by level of responsibility. There is no minimum incentive award. The maximum percentage of base salary payable as an incentive award ranges from 100% to 300%, depending on the executive officer's position. The awards are granted when a specified financial performance level is achieved. In each case, the performance level is defined as a minimum rate of return which average total net assets employed in the business (excluding cash, cash equivalents and debt) must earn. This plan design takes into account the stockholders' interests by requiring the Company to achieve certain profitability levels before an executive officer is eligible to receive an annual incentive award. In addition, the Company's executive officers are eligible to receive discretionary bonus compensation as determined, on a subjective basis, by the Compensation Committee and/or the Board of Directors taking into account individual performance and merit.

     Long-Term Incentive Program.

     The Company's 1996 Stock Plan ("Stock Plan"), approved by the stockholders in 1996, permits the Stock Plan Committee, at its discretion, to grant various stock-based awards, including options, stock appreciation rights and restricted stock to the Company's executive officers, as well as to other key management employees. An option award may be either an incentive stock option ("ISO") or a non-qualified stock option ("NSO"). The Stock Plan Committee takes into account management's recommendations regarding the number of shares or options to be awarded to specific employees.

     To date, the Stock Plan Committee has granted only ISO and NSO awards. There were no awards granted during 1997. Both ISO and NSO awards entitle the employee to purchase a specified number of shares of the Company's Common Stock at a specified price during a specified period. Both the ISO awards and the NSO awards have a 10-year term. All ISO awards have an exercise price equal to the closing market price of the Common Stock on the day of the grant and they vest 25% in each successive calendar year, beginning with the year of grant. The most recent NSO awards have an exercise price equal to the closing market price of the Common Stock on the day of the grant and vest 25% in each successive calendar year, beginning with the year of grant, subject to acceleration based on stock price increases. Both types of awards are designed as an incentive for future performance by the creation of stockholder value over the long-term since the greatest benefit of the options is realized only if stock price appreciation occurs.

     Chief Executive Officer Compensation for 1997

     In October 1996, the Compensation Committee approved, and the Board of Directors ratified, a cost-of-living salary increase of 4.5% for Mr. Bump in accordance with the terms of his employment agreement. As a result of the Company's achieving certain financial performance levels for 1997, Mr. Bump earned a bonus of approximately $64,000 for 1997 under the terms of the annual Incentive Plan described above. Although Mr. Bump recommended to the Board of Directors that certain executive officers of the Company receive discretionary bonus compensation for their performance during 1997, Mr. Bump asked that he not be considered for a discretionary bonus in respect of 1997. As the Company's largest single stockholder, Mr. Bump continues to have strong incentive to create value for the Company's stockholders. There were no awards granted under the Company's 1996 Stock Plan to Mr. Bump or to any other key employee of the Company during 1997.

     Policy Regarding Tax Deductibility of Executive Compensation

     Section 162(m) of the Code places a $1 million per person limitation on the United States tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the Code is not subject to the $1 million limit. The Compensation and Stock Plan Committees believe that no compensation otherwise deductible for 1997 was subject to this deductibility limit. The Stock Plan Committee generally intends to grant awards under the Company's 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. In other respects, the Compensation and Stock Plan Committees expect to take such actions in the future as may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of the Company's compensation program. In doing so, the Compensation and Stock Plan Committees may utilize alternatives such as deferring compensation to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. If any executive officer compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances.

      COMPENSATION COMMITTEE            STOCK PLAN COMMITTEE

      Melvin F. Spreitzer               Guy E. Waldvogel
      Guy E. Waldvogel                  John H. Williams
      John H. Williams

     The Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

     During 1997, Melvin F. Spreitzer, an executive officer of the Company, was a member of the Compensation Committee and participated in deliberations concerning executive officer compensation. The other two members of the Compensation
Committee, Guy E. Waldvogel and John H. Williams, are non-employee directors of the Company.

     Since January 1, 1997, Mr. Spreitzer, an executive officer of the Company, has been indebted to the Company in amounts in excess of $60,000. The largest amount of such indebtedness outstanding during such period was $143,730. This indebtedness bears no interest and the outstanding balance of such indebtedness as of March 1, 1998, was $119,880. This indebtedness was incurred in connection with the exercise of options to purchase Common Stock and Preferred Stock of the Company pursuant to certain management and employee stock ownership plans. No shares will be sold in the future under these plans.

Performance Graph

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period commencing August 15, 1996 (the date on which the Company's Common Stock began trading publicly), and ending on December 31, 1997, with the cumulative total return on the S&P 500 Index and the S&P Engineering & Construction Index. The comparison assumes $100 was invested on August 15, 1996, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

               [  PERFORMANCE GRAPH APPEARS HERE  ]



                             15-Aug-96    31-Dec-96    31-Dec-97
                             ---------    ---------    ---------

  Willbros Group, Inc.          $100       $101.30      $155.85
  S&P Engineering &
    Construction Index          $100        $90.76       $74.98
  S&P 500 Index                 $100       $112.66      $150.25

----------------------

Source:   S&P Compustat Data Services


     The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                      CERTAIN TRANSACTIONS

     Since January 1, 1997, certain executive officers and a former executive officer of the Company have been indebted to the Company in amounts in excess of $60,000 under various notes. Such notes were issued to evidence certain loans by the Company to such officers in connection with the purchase of shares of Common Stock and Preferred Stock pursuant to certain management and employee stock ownership plans.

No shares will be sold in the future under these plans. The following table sets forth, as to the persons shown, the largest amounts of their indebtedness outstanding during such period, the interest rates, the final maturity dates and the outstanding balances of such indebtedness as of March 1, 1998:

                   Largest
                  Amount of                Final       Outstanding
                  Indebted-   Interest    Maturity      Balance at
Name                ness        Rate        Date      March 1, 1998
----            -----------    ------     --------    -------------


Larry J. Bump                           October 15,
                     $493,181    0%        2000          $433,181

Gary L. Bracken                         October 15,
                      143,730    0         2000           119,880

M. Kieth Phillips                       October 15,
                      143,730    0         2000           119,880

Melvin F. Spreitzer                     October 15,
                      143,730    0         2000           119,880

James R. Beasley                        October 15,
                       71,160    0         2000            54,570



    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 1997.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 1997, all Section 16(a) filing requirements applicable to its officers, directors and more than 10% stockholders were complied with, except that Yorktown Energy Partners, L.P. and SBC Warburg Dillon Read Inc. each inadvertently reported late one transaction.


                         OTHER MATTERS

Matters Which May Come Before the Annual Meeting

     The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matter properly comes before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Proposals of Stockholders

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, Dresdner Bank Building, 50th Street, 8th Floor, P.O. Box 850048, Panama 5, Republic of Panama, on or before December 1, 1998, to be considered for inclusion in the Company's proxy statement and accompanying proxy for that meeting.

Annual Report

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon written request to: Brian J. Heagler, Investor
Relations, c/o Willbros USA, Inc., 2431 East 61st Street,
Suite 700, Tulsa, Oklahoma 74136-1267.

                               By Order of the Board of Directors,



                               John N. Hove
                               Secretary

March 31, 1998
Panama City, Panama

         [LOGO]        WILLBROS GROUP, INC.


   This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 4, 1998

    The undersigned hereby appoints L.W. Watson, III and Rogelio de la Guardia, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 4th day of May, 1998, at 9:00 a.m., local time, at The Bristol Hotel, Avenida Aquilino De La Guardia, Panama City, Panama, and at any and all adjournments thereof, on all matters coming before said meeting.


      PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                    (continued on other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR PROPOSALS 1, 2 AND 3.

                                    Please mark
                                    your votes
                                    as indicated              X
                                    in this example


1.  Election of Directors

    Nominees:    Michael J. Pink and John H. Williams as Class II
                 Directors.

         ---     FOR all nominees listed      ---   WITHHOLD AUTHORITY
                 to the right (except as            to vote for all nominees
                 marked to the contrary)            listed to the right

    INSTRUCTIONS: To withold authority to vote for any individual nominee, write the nominee's name in the space provided below.

    --------------------------------------------------------------

2. Proposal to adopt procedural improvements to Panama corporate law and approve a Certificate of Amendment to the Company's Restated Articles of Incorporation to effect certain of these improvements.
        ---   FOR           ---   AGAINST      ---   ABSTAIN

3. Ratification of KPMG Peat Marwick as independent auditors of the Company for 1998.
        ---   FOR           ---   AGAINST      ---   ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.


                             -------------------------------------
                                         Signature


                             -------------------------------------
                                 Signature if held jointly


                             Dated:-------------------------, 1998

                             Please sign exactly as name appears
                             herein, date and return promptly.
                             When shares are held by joint tenants,
                             both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer.
                             If  a  partnership,  please  sign  in
                             partnership name by authorized person
                             and give title or capacity of person
                             signing.